Exhibit 10.2

[LOGO]

Science Applications International Corporation

An Employee-Owned Company

VIA FEDERAL EXPRESS

October 3, 2003

Mr. Kenneth C. Dahlberg

36 Alexander Street

Alexandria, Virginia 22314

Dear Mr. Dahlberg:

Should you accept the offer of employment with SAIC, a recommendation will be submitted to the Bonus Compensation Committee of the Board of Directors requesting that you be awarded 104,919 shares of SAIC’s vesting Class A Common Stock. (1) This award recognizes the forfeiture of the restricted stock and unvested option shares granted to you by your current employer.  The award of vesting stock would be on the terms set forth in the sample Stock Restriction Agreement.  If the recommendation is approved, the appropriate number of shares will be credited to your account and a Stock Restriction Agreement for the shares will be forwarded as soon as practicable after your date of hire.  This Agreement will need to be signed and returned within 120 days from the award date or the award of vesting shares will be forfeited. The value of your award may vary depending upon the Formula Price of the stock in effect when the stock is issued.  Currently, the Formula Price is $30.50 per share and is scheduled to be re-evaluated on October 10, 2003.  The calculation of the Formula Price is described in the Prospectus, which will be provided to you during your new employee orientation. Except for applicable state and Federal taxes, this stock will be awarded at no cost to you.

A recommendation will also be submitted to the Stock Option Committee of the Board of Directors requesting that you be granted a vesting option to purchase up to 225,000 shares of SAIC’s Class A Common Stock. (2) The exercise price of such option will be the Formula Price in effect on the October 2003 quarterly trade date.  If the recommendation is approved, an option agreement will be forwarded to you.

You will be eligible to participate in the long-term incentive compensation plan referred to in your employment offer letter.  Your annual long-term bonus for SAIC fiscal year 2005 (FY05) ending in January 2005 will be awarded in the form of a vesting option to purchase shares.  The number of option shares granted at target for FY05 will be equal to $5,300,000 divided by the Formula Price in effect when the option is granted.

In addition, a recommendation will be submitted to the Operating Committee of the Board of Directors requesting that you be given the opportunity to subscribe to purchase up to 20,000 shares of SAIC’s Class A Common Stock in the Limited Market and, contingent upon such purchase, to receive a vesting option for up to 60,000 shares of SAIC’s Class A Common Stock (three options for every share you purchase).  If the recommendation is approved, a formal offer will be forwarded to you along with information on how to acquire the shares approximately three weeks prior to the trade date.  This opportunity to subscribe to purchase the SAIC Class A Common Stock as described above would be limited to the first four trade dates following your start date.  The acquisition price of the stock and the exercise price of the option will be the Formula Price in effect when you purchase the stock.

(1)           This award may be deferred in the SAIC Key Executive Non-Qualified Deferred Compensation Plan.  In order to defer your stock and/or vesting stock you must complete the enclosed deferral forms and return them to Bernie Theule before your first day of work.

(2)           The option will be granted pursuant to the 1999 Stock Incentive Plan, which will be provided to you when you start work.

10260 Campus Point Drive, San Diego, CA 92121-1578 (858) 826-6000

SAIC Class A Common Stock is subject to certain restrictions described Article Fourth of SAIC’s Certificate of Incorporation, which will be provided at the new hire orientation.  Any offer will be based on the Prospectus. If you have any questions regarding the acquisition of SAIC’s securities, please contact SAIC’s Stock Programs Department at (800) 785-7764 in San Diego, California.

Very truly yours,

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

/s/ Nancy Walker
Nancy Walker
Paralegal

BT